                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Cohen & Steers REIT and Utility Income Fund, Inc.

Address of Principal Business Offices
(No. & Street, City, State, Zip Code):

          757 Third Avenue
          New York, NY 10017

Telephone Number (including area code):      (212) 832-3232

Name and address of agent for service of process:

          Robert H. Steers
          c/o Cohen & Steers Capital Management, Inc.
          757 Third Avenue
          New York, NY 10017

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   Yes  [X]       No   [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 3rd day of October, 2003.

                               Cohen & Steers REIT and Utility Income Fund, Inc.


                               By:    /s/ Martin Cohen
                                      -----------------------
                               Name:  Martin Cohen
                               Title: President


Attest: /s/ Robert H. Steers
        -------------------------
        Name: Robert H. Steers
        Title:   Chairman